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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 (333-4047) of our reports dated October 25, 1996 and November 22, 1996 relating to the financial statements of VDI Media and Woodholly Productions, respectively, which appear in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule of VDI Media for the three years ended December 31, 1995 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

Costa Mesa, California
February 13, 1997